Exhibit 99(f)


     I hereby consent to the use of my name in the Registration Statement on Form S-4 of Wisconsin Communications Group, Inc. ("Wiscom") and Mid-Plains and any amendment thereto, as the same appears therein under the caption "Directors and Management of Wiscom Following the Mergers" with respect to my becoming an executive officer of Wiscom.


February 18, 1997                       /s/ Howard G. Hopeman

                                        Howard G. Hopeman